SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

InFocus Corporation

(Name of Subject Company)

InFocus Corporation

(Names of Person(s) Filing Statement)

Common stock, without par value

(Title of Class of Securities)

45665B106

(CUSIP Number of Class of Securities)

Robert G. O’Malley

President and Chief Executive Officer

InFocus Corporation

27500 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 685-8888

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and

Communications on Behalf of the Person(s) Filing Statement)

With a copy to:

Bruce A. Robertson

Garvey Schubert Barer

Eighteenth Floor

1191 Second Avenue

Seattle, Washington 98101

(206) 464-3939

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Included in this filing is a press release of InFocus Corporation issued April 22, 2009.

Item 9. Exhibits.

99.1	Press Release dated April 22, 2009.